Exhibit 99.1
Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze® Seasons 52 Eddie V’s Yard House
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

Darden Contacts:
August 15, 2014	(Analysts) Matthew Stroud	(407) 245-5288
9:00 AM ET	(Media) Bob McAdam	(407) 245-5404

DARDEN RETAINS RUSSELL REYNOLDS ASSOCIATES FOR CEO SEARCH

ORLANDO, Fla., August 15, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today announced that it has retained global executive search firm Russell Reynolds Associates to assist the Company with the recruitment of its next Chief Executive Officer. As previously announced, Clarence Otis is stepping down as Chairman and Chief Executive Officer of Darden. To ensure a smooth transition, Charles A. Ledsinger, Jr. has been appointed Independent Non-Executive Chairman of the Board, and Mr. Otis has agreed to continue serving as Chief Executive Officer of Darden until the earlier of the appointment of his successor or December 31, 2014.

Mr. Ledsinger is leading the search along with the Board’s Nominating and Governance Committee, which consists solely of independent directors. Russell Reynolds Associates will work closely with the Committee and the Darden Board.

Michael D. Rose, Chairman of the Nominating and Governance Committee, said, “The search for a new CEO is a top priority. We are committed to a thorough and deliberate process and are pleased to bring on a leading executive search firm to assist us. We are confident that the transition will be smooth during this interim period given the strength of Darden’s senior management team, including Gene Lee, Darden’s Chief Operating Officer; Brad Richmond, Darden’s Chief Financial Officer; Dave George, President of Olive Garden; Valerie Insignares, President of LongHorn Steakhouse; and Harald Herrmann, President of the Specialty Restaurant Group.

“As we move forward with the search process, all of us at Darden remain focused on continuing to execute on our strategic initiatives. We remain committed to advancing our identification of the ideal leader for Darden with the right vision, experience and track record to drive value for our shareholders, employees and guests.”

Russell Reynolds Associates, with more than 300 consultants in 41 offices around the world, is a leader in assessment, recruitment and succession planning for Chief Executive Officers, boards of directors, and key roles within the C-suite.

About Darden
Darden Restaurants, Inc., (NYSE: DRI), the world’s largest full-service restaurant company, owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales.  Headquartered in Orlando, Fla., and employing more than 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people.  In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row.  Our restaurant brands – Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want.  For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our expected ability to identify and recruit a new Chief Executive Officer, execute on our strategic initiatives and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). Information regarding the names and interests of such participants in the Company’s proxy solicitation is set forth in the Company’s preliminary proxy statement, filed with the SEC on July 31, 2014, as amended, and the Company revocation solicitation statement, filed with the SEC on April 1, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended May 25, 2014, filed with the SEC on July 18, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov.

The Company will be mailing a definitive proxy statement and proxy card to the stockholders entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the proxy solicitation at the SEC’s website at www.sec.gov.  In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investor.darden.com/investors/investor-relations/default.aspx.